SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2008

________

LOTUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Nevada	001-32581	20-0507918
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

7900 Glades Road, Suite 420

Boca Raton, Florida 33434

(Address of Principal Executive Offices)

(877) 801-0344

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On February 25, 2008, Lotus Pharmaceuticals, Inc., a Nevada corporation (the “Company”) entered into a Convertible Redeemable Preferred Share and Warrant Purchase Agreement (the “Purchase Agreement”) by and among the Company, Dr. Liu Zhong Yi and Mrs. Song Zhenghong (the “Founders”), and accredited investors (each a “Purchaser” and collectively, the “Purchasers”), pursuant to which the Company sold to the Purchasers 5,747,118 shares of the Company’s series A convertible redeemable preferred stock and warrants to purchase 2,873,553 shares of the Company’s common stock, in a private placement pursuant to Regulation D under the Securities Act of 1933, for the aggregate purchase price of $5 million (the “Transaction”). The Transaction closed on February 25, 2008 (the “Closing Date”). Net proceeds, exclusive of expenses of the Transaction, from the sale to Lotus Pharmaceutical were $4.6 million, after we paid fees of $400,000 to Maxim Group, LLC, our placement agent for the Transaction. We used $2,576,556.66 of the net proceeds of the Transaction to repay in full all of our outstanding obligations under our 14% Secured Convertible Notes due 2008 and we will use the remainder of the net proceeds for working capital and general corporate purposes.

The Purchase Agreement includes customary representations and warranties by each party thereto. The following is a brief description of the terms and conditions of the Purchase Agreement and the transactions contemplated thereunder that are material to the Company:

Pursuant to the Purchase Agreement, the Company issued to the Purchasers an aggregate of 5,747,118 shares of the Company’s series A convertible redeemable preferred stock, par value $0.001 per share, at a price equal to $0.87 per share (the “Preferred Shares”). Each of these Preferred Shares may be converted into one share of the Company’s common stock, par value $0.001 per share (as adjusted for stock splits, stock dividends, reclassification and the like). The Preferred Shares pay an 8% dividend annually, which is payable in additional Preferred Shares. Preferred Shares also pay any dividend paid on the common shares on an as converted basis. For a period of 90 days after February 25, 2010, these Preferred Shares may also be redeemed at the option of the Purchasers at the redemption price of $0.87 per share (as adjusted for stock splits, stock dividends, reclassification and the like), and no other capital stock of the Company may be redeemable prior to the Preferred Shares. The designation, rights, preferences and other terms and provisions of the Preferred Shares are set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 25, 2008. A copy of the Certificate of Designation is filed as Exhibit 4.1 to this current report. Holders of Preferred Shares may not convert Preferred Shares to common shares if the conversion would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common shares. That limitation may be waived by a holder of Preferred Shares on not less than 61 days written notice to the Company.

The Preferred Shares vote with the common stock on an as converted basis, except that the Preferred Shares are not entitled to vote for directors. The Company is prohibited from taking certain corporate actions, including, without limitation, issuing securities senior to the Preferred Shares, selling substantially all assets, repurchasing securities and declaring or paying dividends, without the approval of the holders of a majority of the Preferred Shares outstanding.

In addition, pursuant to the Purchase Agreement, the Company issued to the Purchasers warrants to purchase up to 2,873,553 shares of the Company’s common stock in the aggregate. The warrants have an initial exercise price of $1.20 (subject to adjustment pursuant to the terms of the warrants). The warrants are exercisable for a period of five (5) years from the Closing Date. Holders of the warrants may not exercise the warrants if the exercise would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common shares. That limitation may be waived by a holder of the warrants on not less than 61 days written notice to the Company. A form of the warrant is attached as Exhibit 99.2 to this current report.

Under the Certificate of Designation, the Purchasers have a preemptive right, from the Closing Date until the conclusion of a public offering by the Company, to purchase any equity securities being offered by Company that may be convertible into or exchangeable or exercisable for the Company’s common stock or its equivalent. The amount of such securities that each Purchaser may acquire is determined based on the ratio of the total number of common stock such Purchaser may own (assuming full conversion of the Purchaser’s Preferred Shares and full exercise of warrants) to the total number of outstanding common stock of the Company on a fully diluted basis. The preemptive right, however, does not extend to the following instances: (i) common stock issued pursuant to an equity incentive plan, stock option plan, stock option agreement, restricted stock agreement, stock ownership plan or dividend reinvestment plan of the Company that is currently in effect and is disclosed; (ii) restricted stock or options to purchase common stock pursuant to an equity incentive plan or stock option plan that is currently in effect and is disclosed; (iii) stock options or restricted stock grants to employees, officers, directors or consultants, whether or not pursuant to an equity incentive plan; (iv) common stock issuable upon the conversion or the exercise of securities, options or warrants outstanding at the closing of this Transaction, including the warrants sold pursuant to this Transaction, provided that the terms of such securities, options or warrants are not amended, modified or changed on or after the Closing Date; (v) common stock or any other security convertible into or exercisable or exchangeable for common stock in connection with an acquisition transaction (including by way of a merger or consolidation), the primary purpose of which is not to raise equity capital; (vi) securities issued to customers, vendors, licensors or joint venture partners or in connection with strategic alliances approved by the Company’s board of directors, the primary purpose of which is not to raise equity capital; (vii) securities issued in connection with an equipment lease financing transaction or a credit financing transaction with a bank or institutional lender approved by the Company’s board of directors, the primary purpose of which is not to raise equity capital; or (viii) common stock issuable upon the conversion or exercise of any convertible securities, options or warrants issued and outstanding from the foregoing seven scenarios.

Under the Purchase Agreement, the Company has also agreed to undertake to file a registration statement within 60 days following the Closing Date in order to register the maximum number of common stock issuable from conversion of the Preferred Shares and underlying the warrants that is allowable under applicable federal securities regulations. The Company is also obligated to have the registration statement declared effective within 120 days following the Closing Date. If the Company is informed by the SEC that there are no comments to the registration statement, then the registration statement must be effective within five (5) business days thereafter or on the 60th day after the filing date, which ever is sooner. The registration statement must be declared effective by the 120th day after its filing if the SEC has comments. Otherwise, the Company is subject to liquidated damages, equal to 1% of the total conversion price and exercise price for the common stock being registered under the registration statement, for every 30-day period following the date that the registration statement should have been effective, prorated for any period less than 30 days, until either all of common shares registered under the registration statement have been sold or all such common shares may be sold in any three (3) month period pursuant to Rule 144 promulgated under the Securities Act, whichever is earlier. The Company must also pay the liquidated damages if sales cannot be made pursuant to the registration statement for any reason (excepting market conditions). The maximum amount of liquidated damages is $500,000.

The Company is also obligated, under the Purchase Agreement, to indemnify the Purchasers against any losses, claims, damages or liabilities arising from any untruth in or omission of material facts, or violation of applicable federal or state securities law or regulation, in the registration statement. However, if the Company’s action is the result of the Company’s reliance on the Purchasers’ representations, then the Purchasers must indemnify the Company and its directors and officers.

In connection with the Purchase Agreement, the Founders delivered in the aggregate 7,500,000 shares of the Company’s common stock owned by them (the “Escrow Shares”) to an escrow account. Portions of the Escrow Shares are being held in escrow subject to the Company meeting certain earning targets in fiscal years 2007, 2008 and 2009. The target for 2007 is $8.5 million in net income. The target for 2008 is 95% of $13.8 million in net income after eliminating the effect of non-cash charges associated with the Transaction and adjusting for differences in the exchange rate between Chinese Renminbi and US dollars used in the Company’s 2008 financial statements and an exchange rate of RMB 7.30 to USD 1.00. The target for 2009 is 95% of $17.5 million in net income after eliminating the effect of non-cash charges associated with the Transaction and adjusting for differences in the exchange rate between Chinese Renminbi and US dollars used in the Company’s 2009 financial statements and an exchange rate of RMB 7.30 to USD 1.00. These Escrow Shares will be transferred to the Purchasers if the Company does not meet the earning targets, and released back to the Founders if the Company does. Another portion of the Escrow Shares is being held in escrow subject to the Company listing on the NASDAQ Stock Market within 18 months following the Closing Date. These Escrow Shares will be transferred to the Purchasers if the listing is not completed within that time period, and released back to the Founders if it is. Finally, two-thirds of the Escrow Shares are held in escrow to ensure that the Purchasers receive their full redemption payments if they choose to redeem their Preferred Shares. Each Preferred Share may be redeemed for $0.87 per share (adjusted for stock splits, stock dividends, reclassification and the like). If a Purchaser receives less than the full redemption amount for each Preferred Share being redeemed, the Purchaser will receive a number of Escrow Shares to make up the difference, based on the then-current market price of the common shares. Following the end of the redemption period, these Escrow Shares, less those transferred to any Purchasers that redeemed their Preferred Shares, will be released back to the Founders.

The foregoing description of the Purchase Agreement, the warrants and the Certificate of Designation is qualified in its entirety by the copies thereof attached as exhibits to this current report.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures under Item 1.01 are incorporated in this Item 2.03 by reference.

Item 3.02    Unregistered Sales of Equity Securities

As more fully described in Item 1.01 above, in connection with the Purchase Agreement, the Company issued to certain accredited investors (the “Purchasers”) in a private placement transaction 5,747,118 shares of the Company’s series A convertible redeemable preferred stock, par value $0.001 per share (the “Preferred Shares”), and warrants to purchase 2,873,553 shares of the Company’s common stock, for an aggregate purchase price of $5,000,000. The disclosures under Item 1.01 are incorporated in this Item 3.02 by reference.

The Company issued the Preferred Shares and warrants in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Act”). We made this determination based on, in part, the representations of the Purchasers which included, in pertinent part, that such Purchasers were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such Purchasers were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each Purchaser understood that the Preferred Shares and warrants, as well as the shares of common stock from conversion of the Preferred Shares or exercise of the warrants, may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 8.01    Other Events.

On February 26, 2008, the Company issued a news release announcing the Transaction. A copy of the news release is filed herewith as Exhibit 99.3.

Item 9.01    Financial Statement and Exhibits.

(d) Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Designation of the Relative Rights and Preferences of the Convertible Preferred Shares (included in Exhibit 99.1 as sub Exhibit B thereto)

99.1

Convertible Redeemable Preferred Share and Warrant Purchase Agreement dated February 25, 2008 by and among Lotus Pharmaceuticals, inc., its founders Dr. Liu Zhong Yi and Mrs. Song Zhenghong, and certain accredited investors

99.2	Form of Warrant

99.3	Press release dated February 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PHARMACEUTICALS, INC.

By:	/s/ Dr. Liu Zhong Yi
Dr. Liu Zhong Yi
Chief Executive Officer

Dated: February 26, 2008